Exhibit 99.1

Press Release

Houston Exploration Reports Third Quarter 2004 Results;
Announces 2004 Capital Increase and Guidance

Houston, Texas – November 4, 2004 – The Houston Exploration Company (NYSE: THX) today reported third quarter 2004 net income of $43.0 million, or $1.51 per fully diluted share, an increase of 36 percent per share over the $34.7 million of net income, or $1.11 per fully diluted share, reported in the third quarter 2003. Revenues for the quarter totaled $162.8 million, up 37 percent from the same quarter last year. Cash from operations before changes in operating assets and liabilities totaled $130.5 million, 30 percent higher than the third quarter of 2003. (Cash from operations is a non-GAAP measure that is defined and reconciled in the table below.)

Total daily production increased 19 percent year-over-year, with 2004’s third quarter volume averaging 343 million cubic feet of natural gas equivalent per day (MMcfe/d). In comparison with the second quarter of 2004, the company’s production decreased by 8 MMcfe/d during the third quarter primarily due to the company’s divestiture of its West Virginia properties in June 2004.

The company’s average natural gas sales price during the third quarter was $5.46 per thousand cubic feet (Mcf), yielding an average realization of $5.06 per Mcf after hedging. This compares to a sales price of $4.84 per Mcf during the third quarter of 2003 and a net price after hedging of $4.45 per Mcf during 2003’s similar quarter. Crude oil prices averaged $38.69 per barrel for the quarter, 40 percent higher than the $27.70 per barrel reported during the third quarter of 2003.

Third quarter 2004 lifting costs (comprised of lease operating, transportation and severance tax expenses) were $0.66 per Mcfe versus the $0.62 per Mcfe in the third quarter of 2003. Depreciation, depletion and amortization and asset retirement accretion expenses during 2004’s third quarter were at $2.15 per Mcfe compared to $1.81 per Mcfe in the third quarter of 2003.

Recent operational highlights for Houston Exploration include:

•	The company acquired 79 billion cubic feet of natural gas equivalent of shallow water Gulf of Mexico reserves for $145 million, or a closing adjusted net price of $139 million.

•	The company completed its previously announced acquisition of 333,000 net acres in Colorado’s Eastern DJ Basin and drilled three wells, two of which were successful.

•	The company added 6,000 acres to its position in South Texas, adding drilling opportunities to its existing operations in Zapata County, and in the new area of Los Indios in Hidalgo County.

•	The company drilled 68 gross wells during the quarter at an 85 percent success rate.

•	The company completed its seventh and final well at the High Island A-283 field, where net production from the entire platform is currently 35 MMcfe/d.

•	The company had an exploratory discovery in the offshore region at the Matagorda Island A-5 field, where the company has a 100 percent working interest. Production from the field should begin in June 2005 at an estimated rate of 10 MMcfe/d.

•	To lock-in returns on certain projects, the company has natural gas hedges in place through 2008, which are summarized below.

Year	Form	MMBtu/d	$/MMBtu
4Q04	Swap	40,000	$4.96
	Collar	200,000	$4.13 - $6.02
2005	Swap	80,000	$5.30
	Collar	180,000	$4.83 - $6.43
2006	Swap	30,000	$5.89
	Collar	60,000	$5.50 - $7.25

2007	Collar	30,000	$5.00 — $6.60
2008	Collar	20,000	$5.00 — $5.72

•	To facilitate its growing drilling program, the company received authorization from its board of directors to increase its 2004 capital program for exploration and development projects from $315 million to an estimated $370 million.

“We are enthused that we were able to negotiate an acquisition of two offshore packages during a time within our industry when prices are at extremely high levels,” stated William G. Hargett, chairman, president and chief executive officer. “When looking at the strong price environment and the momentum of our drilling program, it is an excellent time to produce our existing properties as rapidly as possible, while continuing to focus on methods to add more opportunities to our portfolio. In addition, given the strength of our balance sheet and the high rates of cash flow that we are generating, we have the financial capacity necessary for additional acquisitions.”

As with past quarters, Houston Exploration has prepared the following table to assist with understanding the company’s estimated financial results and near-term performance based on current expectations. Factors affecting these forward-looking statements are detailed below in this news release.

Houston Exploration Fourth Quarter 2004 Guidance

Costs ($/Mcfe)	Estimate
Lease operating expense	$0.57 +/-
Severance tax	$0.15 +/-
General and administrative, net	$0.19 +/-
Transportation	$0.11 +/-
Depreciation, depletion and amortization and asset retirement accretion	$2.19 +/-
Interest, net	$0.10 +/-

Houston Exploration 2005 Guidance

Capital	Estimate
E&D expenditures (million $)	$420 +/-
(excludes acquisition capital)

Operations	Estimate
Production growth from 2004	6% +/-
Percent natural gas	93% +/-
Percent hedged	70% +/-

Costs ($/Mcfe)	Estimate
Lease operating expense	$0.55 +/-
Severance tax	$0.12 +/-
General and administrative, net	$0.23 +/-
Transportation	$0.10 +/-
Depreciation, depletion and amortization and asset retirement accretion	$2.25 +/-
Interest, net	$0.10 +/-

The company will hold its third quarter 2004 earnings conference call on Thursday, November 4, at 1:00 p.m. Central Time to further review financial and operational results. To access the call dial (800) 374-0699 prior to the start.

To listen to the live webcast log on to www.houstonexploration.com and follow the webcast links. A replay of the call will be available for one week beginning at 4:00 p.m. Central Time on November 4. Dial (706) 645-9291 and provide the confirmation code 1528401 for this service.

The Houston Exploration Company (NYSE: THX) is an independent natural gas and crude oil producer engaged in the development, exploitation, exploration and acquisition of natural gas and crude oil properties. The company’s operations are focused in South Texas, the Rocky Mountains, the Arkoma Basin, and offshore in the shallow waters of the Gulf of Mexico. Additional production is located in East Texas. For more information, visit the company’s website at http://www.houstonexploration.com.

Forward-looking statements:

This news release and oral statements regarding the subjects of this release, including the conference call announced herein, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act. All statements other than statements of historical fact included in this press release are forward-looking statements and reflect the company’s current expectations and are based on current available information. Important factors that could cause actual results to materially differ from the company’s current expectations include price volatility, the risk of future writedowns, the accuracy of estimates regarding spending requirements, the inability to meet substantial capital requirements, the constraints imposed by current indebtedness, reserve replacement risks, drilling risks and results, the risks associated with the recent acquisitions, the successful negotiation and consummation of acquisitions, the integration of acquired assets and other factors inherent in the exploration for and production of natural gas and crude oil discussed in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K for the year ended December 31, 2003. The company assumes no responsibility to update any of the information referenced in this news release.

Contact:	The Houston Exploration Company
Melissa Reynolds
713-830-6887
mreynolds@houstonexp.com

The Houston Exploration Company

Unaudited Income Statement Data:	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(in thousands, except per share data)
Revenues
Natural gas and oil revenues	$162,472	$118,459	$486,684	$367,245
Other	288	428	734	1,277

Total revenues	162,760	118,887	487,418	368,522
Operating expenses
Lease operating	14,301	10,221	39,506	33,536
Severance tax	3,356	3,468	10,304	10,995
Transportation	3,006	2,576	8,911	7,764
Asset retirement accretion	1,098	827	3,576	2,479
Depreciation, depletion and amortization	66,926	47,327	195,082	140,705
General and administrative, net	5,679	5,437	21,528	13,525

Total operating expenses	94,366	69,856	278,907	209,004
Income from operations	68,394	49,031	208,511	159,518
Other (income) and expense	(1,588)	(6,238)	(1,856)	(13,200)
Interest expense	4,162	3,868	12,771	11,486
Capitalized interest	(2,162)	(2,026)	(6,178)	(5,218)

Interest expense, net	2,000	1,842	6,593	6,268
Income before taxes	67,982	53,427	203,774	166,450
Provision for income tax
Current	7,931	1,856	32,622	1,914
Deferred	17,053	16,852	43,114	56,425

	24,984	18,708	75,736	58,339
Income before change in accounting principle	42,998	34,719	128,038	108,111
Cumulative effect of change in accounting principle	—	—	—	(2,772)

Net income	$42,998	$34,719	$128,038	$105,339

Earnings per share
Basic
Income before change in accounting principle	$1.53	$1.12	$4.26	$3.48
Cumulative effect of change in accounting principle	—	—	—	(0.09)

Net income	$1.53	$1.12	$4.26	$3.39

Fully diluted
Income before change in accounting principle	$1.51	$1.11	$4.22	$3.47
Cumulative effect of change in accounting principle	—	—	—	(0.09)

Net income	$1.51	$1.11	$4.22	$3.38

Weighted average shares	28,082	31,117	30,068	31,022
Weighted average shares – fully diluted	28,486	31,236	30,330	31,134

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Operating Data:
Production
Natural gas (MMcf)	29,465	24,554	87,735	73,573
Oil (MBbls)	343	331	995	916

Total (MMcfe)	31,523	26,540	93,705	79,069
Average daily production (MMcfe/d)	343	288	342	290
Average sales price
Natural gas realized ($/Mcf)	$5.06	$4.45	$5.15	$4.64
Natural gas unhedged ($/Mcf)	5.46	4.84	5.59	5.45
Oil realized ($/Bbl)	38.69	27.70	34.98	28.24
Oil unhedged ($/Bbl)	38.69	27.70	34.98	28.68

The Houston Exploration Company, continued

	September 30,	December 31,
Unaudited Balance Sheet Data:	2004	2003
	(in thousands)
Working capital (deficit) (1)	$(85,042)	$(36)
Property, plant and equipment, net	1,403,179	1,371,129
Total assets	1,586,738	1,509,065
Long-term debt and notes	255,000	302,000
Total stockholders’ equity	682,374	735,534

(1) Working capital deficit primarily caused by negative fair value of derivative instruments, which are marked to market at the end of the current period.

Unaudited Non-GAAP Financial Measures:
 Cash from operations represents net cash provided by operating activities before changes in operating assets and liabilities. Cash from operations is presented because management believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Cash from operations is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities and to service debt. Cash from operations is not a measure of financial performance under GAAP and should not be considered an alternative to net income. The table below reconciles cash from operations to net cash provided by operating activities as disclosed on the company’s statement of cash flows. Further, the “Shareholder/Financial” section of the company’s website includes a disclosure and reconciliation of non-GAAP financial measures that are used in this release and that may be used periodically by management when discussing the company’s financial results with investors and analysts.

	Three Months Ended September 30,		Nine Months Ended September 30,
Reconciliation of Non-GAAP Measures:	2004	2003	2004	2003
	(in thousands)		(in thousands)
Cash from operations before changes in operating assets and liabilities	$130,546	$100,138	$379,097	$309,860
Plus changes in operating assets and liabilities	32,034	12,341	28,833	(11,769)

Net cash provided by operating activities	$162,580	$112,479	$407,930	$298,091